Marathon Oil Corporation Reports Full-Year and Fourth Quarter 2013 Results

HOUSTON, Feb. 5, 2014 -- Marathon Oil Corporation (NYSE: MRO) today reported full-year 2013 adjusted net income of $1.874 billion, or $2.64 per diluted share, compared to adjusted net income of $1.736 billion, or $2.45 per diluted share, for full-year 2012. Full-year 2013 net income was $1.753 billion, or $2.47 per diluted share, compared to $1.582 billion, or $2.23 per diluted share, in 2012.

2013 Key Highlights

•	Profitable volumes growth of 11% year over year (net production available for sale, excluding Alaska and Libya)

◦	Increased U.S. resource play average net production 86% from 2012

◦	Averaged over 100,000 net barrels of oil equivalent per day (boed) in Eagle Ford for final two weeks of year

◦	Recorded more than 97% average operational availability for Company-operated assets

•	Proved reserves replacement of 194%, excluding dispositions; approximately 2.2 billion barrels of oil equivalent (boe) in proved reserves at year end

•	Quality resource capture through focused exploration and opportunistic business development

◦	Discoveries at Mirawa-1 on Company-operated Harir Block in the Kurdistan Region of Iraq and Diaman-1B on non-operated Diaba License in Gabon

◦	Grew South Central Oklahoma Oil Province (SCOOP) acreage position over 20% at low cost

◦	Added 4,800 high-value acres in core of Eagle Ford position

•	Rigorous portfolio management; exceeded three-year $1.5 to $3 billion divestiture target

◦	Sale of interest in Angola Block 31 scheduled to close on or around Feb. 11; Block 32 sale expected to close during first quarter of 2014

◦	Marketing U.K. and Norway businesses

•	Competitive shareholder value through dividends and share repurchases

◦	Increased quarterly dividend 12% to $0.19 per share

◦	Repurchased 14 million common shares for $500 million and increased remaining share repurchase authorization to $2.5 billion

For the fourth quarter of 2013, adjusted net income was $418 million, or $0.60 per diluted share, compared to adjusted net income of $617 million, or $0.87 per diluted share, for the third quarter of 2013. The Company reported fourth quarter 2013 net income of $375 million, or $0.54 per diluted share, compared to net income in the third quarter of 2013 of $569 million, or $0.80 per diluted share. The decrease in quarterly earnings was primarily due to a significant decline in domestic and Canadian crude oil price realizations during the fourth quarter as well as higher non-cash unproved property impairments.

	Three Months Ended		Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31
(In millions, except per diluted share data)	2013	2013	2013	2012
Adjusted net income (a)	$418	$617	$1,874	$1,736
Adjustments for special items (net of taxes):
Unrealized gain (loss) on crude oil derivative instruments	6	(39)	(33)	34
Impairments	(29)	0	(39)	(231)
Net gain (loss) on dispositions	(11)	0	(20)	72
Pension settlement	(9)	(9)	(29)	(29)
Net income	$375	$569	$1,753	$1,582
Adjusted net income - per diluted share (a)	$0.60	$0.87	$2.64	$2.45
Net income - per diluted share	$0.54	$0.80	$2.47	$2.23
Revenues and other income (b)	$3,294	$3,826	$14,959	$16,221
Weighted average shares - diluted	701	711	709	710
Exploration expenses
Unproved property impairments	$114	$42	$580	$227
Dry well costs	64	83	218	230
Geological and geophysical	38	8	84	135
Other	26	19	106	114
Total exploration expenses	$242	$152	$988	$706
Cash flow
Cash flow from continuing operations before changes in working capital (c)	$1,120	$1,382	$5,446	$4,499
Changes in working capital for continuing operations	(12)	266	(355)	(463)
Cash flow from discontinued operations	121	(3)	179	(19)
Cash flow from operations	$1,229	$1,645	$5,270	$4,017
(a)  Adjusted net income is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of adjusted net income.
(b) In 2013, Marathon Oil entered into agreements to sell its Angola assets; therefore, the Angola business is reflected as discontinued operations in all presented periods.
(c) Cash flow from operations before changes in working capital is a non-GAAP financial measure and should not be considered a substitute for cash flow from operations as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of cash flow from operations before changes in working capital.

“During 2013, we continued to maintain a sharp focus on our core values, operating reliability and execution excellence, marked by our 11 percent overall production growth (excluding Alaska and Libya), exceeding 2013 growth guidance. This focus on excellence drove best-in-class operating reliability across our Company-operated assets. In particular, our strong year-over-year net production growth in the top U.S. liquids resource plays -- 136 percent in the Eagle Ford, 34 percent in the Bakken and 68 percent in the Oklahoma resource basins -- demonstrated our ability to drive superior operating results,” said Lee M. Tillman, Marathon Oil’s president and CEO.

“Our robust capital allocation combined with these strong operating results led to a 2013 reserve replacement of 194 percent, excluding dispositions, at a very competitive finding and development cost of approximately $16 per boe. We ended 2013 with net proved reserves of approximately 2.2 billion boe, an 8 percent increase from 2012, topping the 40-year proved reserves record set last year.

"Our strong fourth quarter operating results were offset by decreased price realizations, particularly in the U.S. and Canada. Fourth quarter U.S. liquid hydrocarbon (LHC) realizations fell almost 12 percent and synthetic crude oil (SCO) realizations declined 23 percent compared to the third quarter of 2013.

“As outlined at our Analyst Day in December, we expect our resource play production to grow more than 30 percent in 2014 compared to 2013 and to achieve a total Company production growth rate of approximately 4 percent (excluding Alaska, Angola and Libya). We've allocated more than 60 percent of our $5.9 billion 2014 capital, investment and exploration budget to our three outstanding resource plays, where we've accelerated activity and already ramped up to our committed 28-rig program. It's clear these high-value assets and our relentless pursuit of reliability are integral to our ongoing strategy to grow profitable production volumes and reserves. In 2014, we again expect greater than 100 percent reserve replacement, excluding acquisitions and divestitures.

"As part of our commitment to rigorous portfolio management integrated with robust capital allocation, we announced plans in December to market our U.K. and Norway businesses. Additionally, we will commence the remaining $500 million of our previously announced $1 billion share repurchase upon close of the sale of our interest in Angola Block 31.

“I’m proud of this Company’s steadfast commitment to the core values that drive our operations around the world. We recognize that conducting our business safely and responsibly is fundamental to protecting our license to operate and achieving competitive returns for shareholders,” Tillman added.

Reserves
Driven by strong reserves growth in the Company’s U.S. resource plays, Marathon Oil’s total net proved reserves were approximately 2.2 billion boe at the end of 2013, an increase of 8 percent from the prior year. Eighty percent of the 2.2 billion boe were LHC and SCO; 71 percent were developed. The Company’s reserve replacement ratio, excluding dispositions of 13 million boe, was 194 percent, with 344 million boe of net proved reserves added, while producing 177 million boe. Including dispositions, the reserve replacement ratio was 187 percent. The Company's finding and development cost was approximately $16 per boe.

Net additions, including acquisitions, were driven primarily by U.S. resource play activity in the Eagle Ford, Oklahoma resource basins and Bakken as well as additions in Oil Sands Mining (OSM) and Norway.

Marathon Oil added a total of 298 million barrels of net proved LHC and SCO reserves, excluding dispositions of 1 million barrels, while producing 125 million barrels, resulting in a total liquids reserve replacement ratio of 238 percent.

For the three-year period ended Dec. 31, 2013, Marathon Oil added net proved reserves of slightly more than 1 billion boe, excluding dispositions of 13 million boe, while producing 494 million boe, resulting in a three-year average reserve replacement ratio of 211 percent.

Estimated Net Proved Reserves
	North America E&P			International E&P			OSM	Disc. Ops	Total	Percent Proved Developed of Total
	LHC (mmbbl)	Natural Gas (bcf)	Total (mmboe)	LHC (mmbbl)	Natural Gas (bcf)	Total (mmboe)	SCO (mmbbl)	LHC (mmbbl)	(mmboe)
As of Dec. 31, 2012	475	1,043	649	408	1,736	697	653	18	2,017	72%
Additions (a)	183	159	209	46	104	63	42	13	327
Acquisitions	14	13	16	0	3	1	0	0	17
Dispositions	(1)	(76)	(13)	0	0	0	0	0	(13)
Production	(55)	(114)	(74)	(52)	(197)	(85)	(15)	(3)	(177)
As of Dec. 31, 2013	616	1,025	787	402	1,646	676	680	28	2,171	71%
Reserve Replacement Ratio (including acquisitions & dispositions)	356%	84%	286%	88%	54%	75%	280%	n/a	187%
Reserve Replacement Ratio (excluding dispositions)	358%	151%	304%	88%	54%	75%	280%	n/a	194%
(a) Additions include revisions of previous estimates.

Sales and Production Volumes
Total Company sales volumes (excluding Libya) during the fourth quarter of 2013 averaged 463,000 net boed and averaged 466,000 net boed for full-year 2013, compared to 459,000 net boed for the third quarter of 2013 and 435,000 net boed for full-year 2012.

	Three Months Ended		Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31
(mboed)	2013	2013	2013	2012
Net Sales Volumes
North America E&P, excluding Alaska	206	200	200	151
Alaska	0	0	1	15
International E&P excluding Libya (a) and Angola (b)	195	201	207	222
Oil Sands Mining (c)	51	49	48	47
Total Continuing Operations excluding Libya	452	450	456	435
Discontinued Operations (Angola)	11	9	10	0
Total Company excluding Libya	463	459	466	435
Libya	1	21	27	44
Total	464	480	493	479
(a) Libya is excluded because of uncertainty around future production and sales levels.
(b) Angola is reflected as discontinued operations.
(c) Includes blendstocks.

	Previous	Three Month		Previous
	Guidance	Ended		Guidance	Year Ended
	Q4	Dec. 31	Sept. 30	Full-year	Dec. 31	Dec. 31
(mboed)	2013	2013	2013	2013	2013	2012
Net Production Available for Sale
North America E&P, excluding Alaska		206	200		200	151
Alaska		0	0		1	14
International E&P excluding Libya (a) and Angola (b)		206	193		208	221
Oil Sands Mining (c)		46	41		42	41
Total Continuing Operations excluding Libya		458	434		451	427
Discontinued Operations (Angola)		11	10		9	0
Total Company excluding Libya		469	444		460	427
Libya		2	18		27	49
Total		471	462		487	476
North America & International E&P, excluding Alaska and Libya (a), plus Angola (b)	410-430	423	403	410-425	417	372
Oil Sands Mining (c)	40-45	46	41	40-44	42	41
(a) Libya is excluded because of uncertainty around future production and sales levels.
(b) Angola is reflected as discontinued operations.
(c) Upgraded bitumen excluding blendstocks.

The difference between production volumes available for sale and recorded sales volumes was primarily due to the timing of International Exploration & Production (E&P) liftings.

Total Company production available for sale, excluding Alaska and Libya, was 459,000 net boed for full-year 2013 compared to 413,000 net boed in 2012, an 11 percent increase year over year that exceeded the Company's 8-10 percent guidance.

North America E&P net production available for sale in the fourth quarter was higher than the third quarter primarily because of higher volumes from the Eagle Ford. International E&P net production available for sale (excluding Libya) for the fourth quarter was higher than the third quarter primarily as a result of a planned turnaround in Norway during the third quarter and improved reliability at the non-operated Foinaven field in the U.K. during the fourth quarter.

The Company had no oil liftings from Libya in the fourth quarter due to ongoing third-party labor strikes at the Es Sider oil terminal. Oil liftings have not resumed to date, and the oil terminal remains closed. Marathon Oil has not included production from Libya in forecasts because of the uncertainty around future production levels.

The Company is including the table below to provide guidance for the first quarter and full-year 2014. Full-year guidance for 2014 is consistent with that shared at the December 2013 Analyst Day.

	Guidance (a)	Guidance (a)
	1Q	Full-Year
(mboed)	2014	2014
Net Production Available for Sale
North America E&P	214-223
International E&P excluding Libya (b) and Angola (c)	186-197
Combined North America & International E&P, excluding Libya (b) and Angola (c)		405-435
Oil Sands Mining (d)	40-45	40-50
(a) This guidance excludes the effect of acquisitions or dispositions not previously announced.
(b) Libya is excluded because of uncertainty around future production and sales levels.
(c) Angola is reflected as discontinued operations.
(d) Upgraded bitumen excluding blendstocks.

First quarter 2014 guidance reflects known impacts of unseasonably harsh winter conditions in the U.S. and Canada as well as atypical winter storm conditions in the North Sea impacting shuttle tanker off-loading.

Segment Results
Total segment income was $517 million in the fourth quarter of 2013 and $2.158 billion for the full-year 2013, compared to $616 million in the third quarter of 2013 and $2.213 billion for full-year 2012.

	Three Months Ended		Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31
(In millions)	2013	2013	2013	2012
Segment Income
North America E&P	$125	$242	$529	$382
International E&P	350	268	1,423	1,660
Oil Sands Mining	42	106	206	171
Segment Income (a)	$517	$616	$2,158	$2,213
(a) See Supplemental Statistics below for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

North America E&P
The North America E&P segment reported income of $125 million in the fourth quarter of 2013, compared to $242 million in the third quarter of 2013. The decrease was primarily due to lower LHC price realizations and higher exploration expenses, partially offset by volumes growth from U.S. resource plays. The fourth quarter of 2013 included $114 million of unproved property impairments largely related to the Eagle Ford and Gulf of Mexico. For full-year 2013, North America E&P segment income was $529 million, compared to $382 million in 2012. The increase was primarily a result of higher LHC volumes from the Eagle Ford, Bakken and Oklahoma resource basins. The increase was partially offset by higher depreciation, depletion and amortization (DD&A) associated with these volumes. Higher unproved property impairments and the sale of the Company's Alaska assets in 2013 also negatively impacted income year over year.

EAGLE FORD: Marathon Oil's production in the Eagle Ford averaged almost 90,000 net boed in the fourth quarter, an increase of 8,000 net boed from the third quarter. For the final two weeks of 2013, production averaged greater than 100,000 net boed. Approximately 65 percent of fourth quarter net production was crude oil/condensate, 17 percent was natural gas liquids (NGLs) and 18 percent was natural gas. Marathon Oil reached total depth on 71 gross Company-operated wells and brought 86 gross operated wells to sales, compared to 70 and 71 gross wells, respectively, in the third quarter. Marathon Oil's average time to drill an Eagle Ford well, spud-to-total depth, averaged 13 days in the fourth quarter, a top-quartile performance in the areas where Marathon Oil operates. Drilling times have improved almost 14 percent over the year-ago quarter, while drilling and completion costs have decreased 13 percent over the same period despite increases to average lateral length, proppant volumes and number of stages completed per well.

BAKKEN: Marathon Oil averaged approximately 40,000 net boed of production in the Bakken during the fourth quarter, up from 38,000 net boed in the prior quarter. The Company reached total depth on 15 gross Company-operated wells and brought 22 gross wells to sales during the fourth quarter, compared to 21 in both categories in the third quarter. During the fourth quarter Marathon Oil's average time to drill a Bakken well improved approximately 16 percent compared to the year-ago quarter, averaging 15 days spud-to-total depth, a top-quartile performance in the areas where Marathon Oil operates. Drilling and completion costs have decreased approximately 10 percent compared to the year-ago quarter, even as volumes of stimulation fluid and proppant have increased. Marathon Oil's Bakken production averages approximately 90 percent crude oil, 4 percent NGLs and 6 percent natural gas.

OKLAHOMA RESOURCE BASINS: During the fourth quarter, Marathon Oil's unconventional Oklahoma production averaged almost 14,000 net boed and the Company reached total depth on four gross Company-operated wells and brought three gross wells to sales, with two wells in each category in the Southern Mississippi Trend. In December, Marathon Oil spud an additional three wells in the SCOOP -- two are the Company's first operated, extended-reach Woodford wells and one is a Woodford well in the southern SCOOP. Additionally, the Company spud its first operated horizontal Granite Wash well.

GULF OF MEXICO: In December, Marathon Oil reached a total depth of 22,655 feet on the Company-operated Madagascar exploration well on De Soto Canyon Block 757 and did not encounter commercial hydrocarbons. The Company reduced its working interest in the well to 40 percent prior to spud and was partially carried on the well.

International E&P
The International E&P segment reported income of $350 million in the fourth quarter of 2013, compared to income of $268 million in the third quarter of 2013. While pre-tax income decreased as a result of lower net sales volumes in the fourth quarter, partially offset by lower DD&A expense, a decrease in taxes recorded in the fourth quarter compared to the third quarter drove after-tax segment income higher. The decrease in taxes recorded was largely related to lower pre-tax income in higher tax jurisdictions for 2013 than was previously projected. For full-year 2013, International E&P segment income was $1.423 billion, compared to $1.66 billion in 2012. The decrease was primarily a result of lower net sales volumes in Libya and Norway, lower LHC price realizations and higher exploration expenses, partially offset by lower DD&A.

EQUATORIAL GUINEA: Net production available for sale averaged approximately 109,000 boed in the fourth quarter, compared to approximately 112,000 boed in the third quarter of 2013. The decrease was largely attributed to a planned turnaround at the AMPCO plant in October.

NORWAY: Net production available for sale increased to 77,000 boed for the fourth quarter from 69,000 boed in the third quarter of 2013 as a result of a planned turnaround in the third quarter.

U.K.: Net production available for sale increased to 20,000 boed in the fourth quarter from 13,000 boed in the third quarter of 2013 primarily as a result of increased reliability at the outside-operated Foinaven field and planned maintenance on the Forties pipeline in the third quarter.

KURDISTAN REGION OF IRAQ: In December, Marathon Oil spud the Jisik-1 exploration well on the Company's operated Harir Block. The Company expects the well to reach a projected total depth of 13,100 feet in the second quarter of 2014. The Jisik prospect is 9 miles to the northwest of the Mirawa-1 discovery, announced in October 2013, which was drilled to a total depth of approximately 14,000 feet and encountered multiple stacked oil and natural gas producing zones. The Mirawa-1 well has been suspended for potential use as a producing well. The Mirawa-2 appraisal well is expected to spud in the third quarter of 2014, subject to government approval of the Mirawa Appraisal Plan. Marathon Oil holds a 45 percent working interest in the Harir Block.

On the outside-operated Atrush Block, drilling continues on the Atrush-4 development well, with anticipated completion in the first quarter of 2014. The Atrush-5 development well is expected to spud in the second quarter of 2014. Marathon Oil holds a 15 percent working interest in the Atrush Block with first oil expected in 2015.

ETHIOPIA: The Tultule exploration well, which is approximately 2 miles from the Sabisa-1 exploration well on the South Omo Block, reached a total depth of 6,891 feet in December. The well had minor gas shows and was plugged and abandoned. Additionally, at least two exploration wells are planned for the eastern side of the block in 2014 to test multiple sub-basins. The first of those wells, Shimela-1, is expected to spud in March 2014. Marathon Oil holds a 20 percent non-operated working interest in the South Omo Block.

KENYA: The Bahasi-1 exploration well reached total depth of 9,500 feet in November. The well had minor gas shows and was subsequently plugged and abandoned. The well is located on Block 9, in which Marathon Oil has a 50 percent non-operated working interest. The Sala-1 exploration well is expected to spud in February 2014 on the eastern side of Block 9, where previous wells drilled in the sub-basin confirmed a working petroleum system.

GABON: Evaluation of the Diaman-1B exploration well on the Diaba License G4-223 offshore Gabon continues. Multiple other pre-salt prospects have been identified on the license. Marathon Oil announced in August that the well had encountered 160-180 net feet of hydrocarbon pay in the deepwater pre-salt play. Preliminary analysis suggests the hydrocarbons are natural gas with condensate content, pending results of ongoing analysis of well data. Marathon Oil holds a 21.25 percent non-operated working interest in the Diaba License G4-223.

In late October, the Company was the high bidder as operator of two deepwater blocks in the pre-salt play offshore Gabon. One of the blocks has since been withdrawn by the government. Award of the other block is subject to government approval and negotiation of an exploration and production sharing contract.

Oil Sands Mining
The OSM segment reported income of $42 million for the fourth quarter of 2013, compared to $106 million in the third quarter of 2013. The decrease was primarily a result of lower fourth quarter price realizations. For full-year 2013, OSM segment income was $206 million, compared to $171 million in 2012. The increase was primarily a result of higher price realizations and sales volumes.

Special Items
In August 2012, Marathon Oil entered into crude oil derivative instruments related to a portion of its forecast North America E&P crude oil sales. For the fourth quarter of 2013, an after-tax unrealized gain of $6 million ($9 million pre-tax) was recorded related to these crude oil derivative instruments, all of which had terms that ended in December 2013.

Marathon Oil and Equatorial Guinea LNG Holdings Limited, its equity method investee, wrote off capitalized costs associated with engineering and feasibility studies for a second liquefied natural gas (LNG) train in Equatorial Guinea, recording an aggregate charge of $29 million ($44 million pre-tax) in the fourth quarter of 2013.

In the fourth quarter of 2013, Marathon Oil recorded an after-tax loss of $11 million ($17 million pre-tax) on the transfer of its 45 percent working interest and operatorship in the Safen Block in the Kurdistan Region of Iraq.

Marathon Oil recorded an after-tax settlement charge of $9 million ($13 million pre-tax) in the fourth quarter of 2013 in connection with the Company's U.S. pension plans.

The Company's webcast commentary and associated slides related to the Company's earnings, as well as the Quarterly Investor Packet, will be posted to the Company's website at http:ir.marathonoil.com and to its mobile app as soon as practicable following this release today, Feb. 5. The Company will conduct a question and answer webcast/call on Thursday, Feb. 6 at 9:00 a.m. EST. The webcast slides, associated commentary and answers to questions will include forward-looking information. To listen to the Feb. 6 live webcast, visit the Marathon Oil website at http://www.marathonoil.com. Replays of the webcast will be available through March 6.

# # #

In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Marathon Oil has provided supplementally “adjusted net income,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring and are difficult to predict or to measure in advance or that are not directly related to Marathon Oil's ongoing operations. A reconciliation between GAAP net income and “adjusted net income” is provided in the first table of this release. “Adjusted net income” should not be considered a substitute for net income as reported in accordance with GAAP. Management, as well as certain investors, uses “adjusted net income” to evaluate Marathon Oil's financial performance between periods. Management also uses “adjusted net income” to compare Marathon Oil's performance to certain competitors.

In addition to cash flow from operations determined in accordance with GAAP, Marathon Oil has provided supplementally "cash flow from operations before changes in working capital," a non-GAAP financial measure, which management believes demonstrates the Company's ability to internally fund capital expenditures, pay dividends and service debt. A reconciliation between GAAP cash flow from operations and "cash flow from operations before changes in working capital" is provided in the first table of this release. "Cash flow from operations before changes in working capital" should not be considered a substitute for cash flow from operations as reported in accordance with GAAP. Management, as well as certain investors, uses "cash flow from operations before changes in working capital" to evaluate Marathon Oil's financial performance between periods. Management also uses "cash flow from operations before changes in working capital" to compare Marathon Oil's performance to certain competitors.

This release contains forward-looking statements with respect to the Company’s percentage growth rate of production, production available for sale, the percentage production growth rate in the resource plays, accelerated rig and drilling activity in the Eagle Ford, Bakken and Oklahoma resource basins, planned spending under the 2014 capital, investment and exploration budget, marketing and possible sale of the U.K. and Norway businesses, reserve replacement, exploration drilling activity, including the Gulf of Mexico, Ethiopia, the Kurdistan Region of Iraq and Kenya, the timing of reaching total depth on the Jisik-1 exploration well, other potential development projects, the closing of the sales of the Company's 10 percent working interests in Block 31 and Block 32 offshore Angola, the award of one block in Gabon and the common stock repurchase program. The average times to drill a well referenced in the release may not be indicative of future drilling times. The current production rates referenced in this release may not be indicative of future production rates. Factors that could potentially affect the Company’s percentage growth rate of production, production available for sale, the percentage production growth rate in the resource plays, accelerated rig and drilling activity in the Eagle Ford, Bakken and Oklahoma resource basins, planned spending under the 2014 capital, investment and exploration budget, exploration drilling activity, including the Gulf of Mexico, Ethiopia, the Kurdistan Region of Iraq and Kenya, the timing of reaching total depth on the Jisik-1 exploration well and other potential development projects include pricing, supply and demand for liquid hydrocarbons and natural gas, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, availability of materials and labor, the inability to obtain or delay in obtaining necessary government or third-party approvals and permits, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. The marketing and possible sale of the U.K. and Norway businesses is subject to the identification of one or more buyers, successful negotiations and execution of definitive agreements. Expectations as to reserve replacement are based on current expectations, good faith estimates and projections and are not guarantees of future performance. The timing of closing the sales of the Company's 10 percent working interests in Block 31 and Block 32 offshore Angola is subject to the satisfaction of customary closing conditions. The closing of Block 32 is further subject to obtaining necessary government approvals. The award of the block in Gabon is subject to government approval and negotiation of an exploration and production sharing contract. The common stock repurchase program could be affected by changes in the prices of and demand for liquid hydrocarbons and natural gas, actions of competitors, disruptions or interruptions of the Company's exploration or production operations, unforeseen hazards such as weather conditions or acts of war or terrorist acts and other operating and economic considerations. Actual results may differ materially from these expectations, estimates and projections and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company's control and difficult to predict. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended Dec. 31, 2012, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:
Lee Warren: 713-296-4103
John Porretto: 713-296-4102

Investor Relations Contacts:
Howard Thill: 713-296-4140
Chris Phillips: 713-296-3213

Preliminary Consolidated Statements of Income (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
(In millions, except per share data)	2013	2013	2012	2013	2012
Revenues and other income:
Sales and other operating revenues, including related party	$2,694	$3,031	$3,639	$12,419	$12,963
Marketing revenues	485	668	492	2,082	2,729
Income from equity method investments	114	114	110	423	370
Net gain (loss) on disposal of assets	(25)	(6)	1	(29)	127
Other income (loss)	26	19	(6)	64	32
Total revenues and other income	3,294	3,826	4,236	14,959	16,221
Costs and expenses:
Production	593	571	623	2,331	2,199
Marketing, including purchases from related parties	484	664	505	2,072	2,744
Other operating	118	124	117	439	428
Exploration	242	152	234	988	706
Depreciation, depletion and amortization	640	719	699	2,790	2,477
Impairments	47	11	100	96	371
Taxes other than income	84	91	70	352	248
General and administrative	203	150	203	687	699
Total costs and expenses	2,411	2,482	2,551	9,755	9,872
Income from operations	883	1,344	1,685	5,204	6,349
Net interest and other	(65)	(66)	(59)	(274)	(219)
Income from continuing operations before income taxes	818	1,278	1,626	4,930	6,130
Provision for income taxes	522	760	1,311	3,337	4,517
Income from continuing operations	296	518	315	1,593	1,613
Discontinued operations (a)	79	51	7	160	(31)
Net income	$375	$569	$322	$1,753	$1,582
Adjusted net income (b)	$418	$617	$388	$1,874	$1,736
Adjustments for special items (net of taxes):
Unrealized gain (loss) on crude oil derivative instruments	6	(39)	5	(33)	34
Impairments	(29)	0	(64)	(39)	(231)
Net gain (loss) on dispositions	(11)	0	0	(20)	72
Pension settlement	(9)	(9)	(7)	(29)	(29)
Net income	$375	$569	$322	$1,753	$1,582
Per Share Data
Basic:
Income from continuing operations	$0.43	$0.73	$0.45	$2.26	$2.28
Discontinued operations (a)	$0.11	$0.07	$0.01	$0.23	$(0.04)
Net income	$0.54	$0.80	$0.46	$2.49	$2.24
Diluted:
Adjusted net income	$0.60	$0.87	$0.55	$2.64	$2.45
Income from continuing operations	$0.43	$0.73	$0.44	$2.24	$2.27
Discontinued operations (a)	$0.11	$0.07	$0.01	$0.23	$(0.04)
Net income	$0.54	$0.80	$0.45	$2.47	$2.23
Weighted Average Shares:
Basic	697	707	707	705	706
Diluted	701	711	711	709	710
(a) In 2013, Marathon Oil entered into agreements to sell its Angola assets; therefore, the Angola operations are reflected as discontinued operations in all presented periods.
(b) Adjusted net income is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States. See above for further discussion of adjusted net income.

Preliminary Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
(in millions)	2013	2013	2012	2013	2012
Segment Income
North America E&P	$125	$242	$101	$529	$382
International E&P	350	268	434	1,423	1,660
Oil Sands Mining	42	106	17	206	171
Segment income	517	616	552	2,158	2,213
Items not allocated to segments, net of income taxes:
Corporate and unallocated	(178)	(50)	(171)	(444)	(446)
Unrealized gain (loss) on crude oil derivative instruments	6	(39)	5	(33)	34
Impairments	(29)	0	(64)	(39)	(231)
Net gain (loss) on dispositions	(11)	0	0	(20)	72
Pension settlement	(9)	(9)	(7)	(29)	(29)
Income from continuing operations	296	518	315	1,593	1,613
Discontinued operations (a)	79	51	7	160	(31)
Net income	$375	$569	$322	$1,753	$1,582
Capital Expenditures (c)
North America E&P	$943	$832	$1,101	$3,649	$3,988
International E&P	200	208	177	754	489
Oil Sands Mining	77	66	52	286	188
Corporate	21	7	28	68	115
Discontinued operations (a)	54	49	95	227	351
Total	$1,295	$1,162	$1,453	$4,984	$5,131
Exploration Expenses
North America E&P	$166	$48	$195	$725	$588
International E&P	76	104	39	263	118
Total	$242	$152	$234	$988	$706
Provision for Income Taxes
Current income taxes	$581	$876	$1,488	$3,397	$4,741
Deferred income taxes	(59)	(116)	(177)	(60)	(224)
Total	$522	$760	$1,311	$3,337	$4,517
(c) Capital expenditures include changes in accruals.

Preliminary Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
	2013	2013	2012	2013	2012
North America E&P - Net Sales Volumes
Liquid Hydrocarbons (mbbld)	156	150	133	149	107
Bakken	38	36	33	37	28
Eagle Ford	73	66	47	65	28
Oklahoma resource basins	6	7	4	6	3
Other North America	39	41	49	41	48
Crude Oil and Condensate (mbbld)	132	126	117	126	96
Bakken	36	34	32	35	27
Eagle Ford	58	52	38	51	23
Oklahoma resource basins	2	2	1	2	1
Other North America	36	38	46	38	45
Natural Gas Liquids (mbbld)	24	24	16	23	11
Bakken	2	2	1	2	1
Eagle Ford	15	14	9	14	5
Oklahoma resource basins	4	5	3	4	2
Other North America	3	3	3	3	3
Natural Gas (mmcfd)	297	297	404	312	358
Bakken	13	12	10	13	8
Eagle Ford	100	93	72	94	37
Oklahoma resource basins	48	47	42	48	32
Alaska	0	0	100	7	92
Other North America	136	145	180	150	189
International E&P - Net Sales Volumes
Liquid Hydrocarbons (mbbld)	106	129	191	144	175
Equatorial Guinea	35	32	33	34	36
Norway	64	61	79	71	81
United Kingdom	7	20	20	15	16
Libya	0	16	59	24	42
Natural Gas (mmcfd)	543	562	569	547	544
Equatorial Guinea	455	463	445	442	428
Norway	53	43	54	51	53
United Kingdom (d)	28	26	44	32	48
Libya	7	30	26	22	15
Oil Sands Mining - Net Sales Volumes
Synthetic Crude Oil (mbbld) (e)	51	49	48	48	47

Total Continuing Operations - Net Sales Volumes (mboed)	453	471	534	483	479
Discontinued Operations - Net Sales Volumes (mboed)(a)	11	9	0	10	0
Total Company - Net Sales Volumes (mboed)	464	480	534	493	479
Net Sales Volumes of Equity Method Investees (mtd)
LNG	6,282	7,302	6,327	6,548	6,290
Methanol	1,250	1,364	1,465	1,249	1,298
(d) Includes natural gas acquired for injection and subsequent resale of 6 mmcfd, 4 mmcfd, 12 mmcfd, 7 mmcfd, and 15 mmcfd in the fourth and third quarters of 2013, the fourth quarter of 2012, and full-year 2013 and 2012, respectively.
(e) Includes blendstocks.

Preliminary Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
	2013	2013	2012	2013	2012
North America E&P - Average Realizations (f)
Liquid Hydrocarbons ($ per bbl) (g)	$79.93	$90.49	$83.02	$85.20	$85.80
Bakken	81.61	95.24	79.88	87.76	81.36
Eagle Ford	80.71	87.96	85.26	84.95	88.09
Oklahoma resource basins	51.56	51.34	48.03	50.77	49.21
Other North America	81.28	97.12	85.53	88.16	89.03
Crude Oil and Condensate ($ per bbl)	$87.61	$101.05	$89.72	$94.19	$91.30
Bakken	83.70	97.76	81.69	90.25	83.11
Eagle Ford	92.84	104.08	98.68	99.69	100.14
Oklahoma resource basins	94.97	101.82	83.98	94.84	89.26
Other North America	82.86	99.93	87.92	90.42	91.75
Natural Gas Liquids ($ per bbl)	$38.03	$35.01	$35.29	$35.12	$39.57
Bakken	45.10	44.08	41.15	41.60	42.35
Eagle Ford	33.70	30.11	30.23	30.16	32.96
Oklahoma resource basins	36.29	35.11	33.31	35.28	31.82
Other North America	59.62	55.81	49.62	55.69	52.51
Natural Gas ($ per mcf)	$3.76	$3.51	$4.39	$3.84	$3.92
Bakken	3.80	3.73	3.50	3.90	3.11
Eagle Ford	3.57	3.53	3.38	3.67	3.03
Oklahoma resource basins	3.74	3.10	4.24	3.78	3.05
Alaska	0.00	0.00	7.15	7.79	6.86
Other North America	3.91	3.65	3.35	3.76	2.84
International E&P- Average Realizations (f)
Liquid Hydrocarbons ($ per bbl)	$97.44	$101.30	$108.01	$102.10	$107.78
Equatorial Guinea	62.60	57.35	58.12	60.34	64.33
Norway	114.33	115.45	114.64	113.38	116.70
United Kingdom	115.25	108.34	109.04	108.92	107.31
Libya	0.00	124.19	126.70	122.92	127.31
Natural Gas ($ per mcf)	$2.14	$1.95	$2.46	$2.25	$2.29
Equatorial Guinea (h)	0.24	0.24	0.24	0.24	0.24
Norway	13.56	12.17	12.74	13.01	11.15
United Kingdom	10.21	10.67	10.62	10.64	9.72
Libya	7.38	5.92	5.19	5.44	5.76
Oil Sands Mining - Average Realizations (f)
Synthetic Crude Oil ($ per bbl)	$78.77	$102.64	$76.36	$87.51	$81.72

Discontinued Operations - Average Realizations ($ per bbl)(a)	$105.43	$107.01	$0.00	$104.77	$0.00
(f) Excludes gains or losses on derivative instruments.
(g) Inclusion of realized gains (losses) on crude oil derivative instruments would have increased (decreased) North America E&P average liquid hydrocarbon realizations by $(0.18) per bbl, $(1.81) per bbl, and $1.27 per bbl for the fourth and third quarters of 2013 and the fourth quarter of 2012, and by $(0.27) per bbl and $0.40 per bbl for full-year 2013 and 2012.
(h) Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and Equatorial Guinea LNG Holdings Limited, which are equity method investees. Marathon Oil includes its share of income from each of these equity method investees in the International E&P segment.